Exhibit 10.2

Name of Participant:
Target Number of PSUs:
Date of Grant:

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This agreement (this “Agreement”) including any appendix hereto containing country-specific terms and conditions (each an “Appendix,” and collectively the “Appendices”) evidences performance-based Restricted Stock Units granted by Waters Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms and conditions of the Waters Corporation 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of PSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the target number of performance-based Restricted Stock Units (the “PSUs”) set forth above (the “Target Award”) giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each PSU forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof (the “Award”). The percentage of the Target Award that may be earned by the Participant will be determined in accordance with Exhibit A hereto.

2. Earning; Vesting; Cessation of Employment.

(a) Earned PSUs. The PSUs shall become “Earned PSUs” following the end of the Performance Period (as defined in Exhibit A) to the extent earned in accordance with the performance criteria set forth on Exhibit A (the “Performance Criteria”), based on the Administrator’s determination, in its sole discretion, of the level of achievement of the Performance Criteria.

(b) Vesting of Earned PSUs. Unless earlier terminated, forfeited, relinquished or expired, the Earned PSUs will vest in full on [•] (the “Vesting Date”), subject to the Participant remaining in continuous Employment from the Date of Grant through the Vesting Date except as described in Section 2(c) below.

(c) Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in an employment, severance-benefit or other agreement between the Participant and the Company that is in effect at the time of such termination of Employment, the PSUs, to the extent not then vested, will be immediately forfeited for no consideration. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or the Plan, in the event that the Participant’s Employment is terminated (i) due to the Participant’s death or Total and Permanent Disability (as defined below), in either case, prior to the Performance Period End Date (as defined in Exhibit A) and prior to a Covered Transaction, then a number of PSUs equal to the Target Award shall (x) vest in full, (y) be deemed to be Earned PSUs and (z) be settled in accordance with Section 3 hereof on the date of such termination of the Participant’s Employment (and for the avoidance of doubt, the Participant shall automatically and immediately forfeit the Participant’s rights to receive any additional PSUs or Shares pursuant to this Agreement); or (ii) due to the Participant’s Qualifying Retirement (as defined below) prior to the Performance Period End Date and prior to a Covered Transaction, then any PSUs that are then unvested and outstanding shall remain outstanding and eligible to become Earned PSUs in accordance with the terms of this Agreement and, to the extent any such PSUs become Earned PSUs, a number of such Earned PSUs shall vest on a prorated basis, based on the number of days the Participant was Employed during the Performance Period (without regard to any earlier termination thereof on the consummation of a Covered Transaction or otherwise), on the earlier of the Vesting Date or immediately prior to the consummation of a Covered Transaction, and any such vested Earned PSUs shall be settled in accordance with Section 3 hereof (and for the avoidance of doubt, any PSUs that do not vest in accordance with the foregoing shall be automatically and immediately forfeited for no consideration). For purposes of this Agreement, “Total and Permanent Disability” shall be defined and classified by the Company’s applicable disability benefit plan, as determined by the Administrator. For purposes of this Agreement, “Qualifying Retirement” means the Participant’s termination of Employment (other than due to death or Total and Permanent Disability, for Cause, or at a time when the Participant’s Employment could have been terminated for Cause) (A) at any time after the Participant has reached age sixty (60) with ten (10) years of service to the Company and its Affiliates; (B) with the intention of concluding his or her working or professional career; and (C) after the first anniversary of the Performance Period Start Date (as defined in Exhibit A). The Administrator will determine whether any leave or other extended period of absence results in a cessation of the Participant’s Employment for purposes of the Award and this Agreement; it being understood that if the Participant is on a leave or other extended period of absence that has been approved by the Administrator (I) with a duration of six (6) months or less or (II) during which the Participant’s reemployment rights, if any, are guaranteed by statute or by contract, he or she shall be treated for purposes of the Award and this Agreement as remaining in Employment during such approved leave or other period of absence, unless the Administrator determines otherwise.

3. Issuance of Shares. The Company shall, as soon as practicable upon the vesting of any PSUs (but in no event later than March 15th of the year following the year in which such PSUs vest), issue Shares with respect to such vested PSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4. Company Policies. By accepting the Award, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the PSUs, including the right to any Shares issued in respect of the PSUs or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback, recoupment or similar policy of the Company or any of its Affiliates and any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. Nothing in the preceding sentence will be construed as limiting the general application of Section 7 of this Agreement.

5. Nontransferability. The PSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan. Shares issued in respect of vested PSUs may not be transferred for a period of twenty four (24) months following the Vesting Date; provided, that this restriction shall not apply following the Participant’s death or in connection with or following a Covered Transaction. Except as described in the preceding sentence, Shares issued in respect of vested PSUs may be transferred subject to compliance with applicable law and the terms of any policies of the Company or any of its Affiliates.

6. Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award. Unless otherwise determined by the Company, the Company shall automatically satisfy such tax withholding obligations by withholding from the Shares that would otherwise be issued with respect to any vested PSUs a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its Affiliates to withhold any amounts due in respect of any required tax withholdings by withholding from the Shares otherwise deliverable with respect to the Award, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 6 shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award.

7. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

8. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

WATERS CORPORATION

By:

Title:

Agreed and Accepted:

By
Udit Batra

[Signature Page to Global Performance-Based Restricted Stock Unit Award Agreement]

Exhibit A

Performance Criteria

1. General. Fifty percent (50%) of the Target Award will be eligible to be earned subject to the terms and conditions of Section 3 of this Exhibit A based on Total Shareholder Return (as measured by TSR Percentile Rank) of the S&P 500 Health Care Companies (the “TSR PSUs”) and the remaining fifty percent (50%) of the Target Award will be eligible to be earned subject to the terms of conditions of Section 4 of this Exhibit A based on Revenue Growth Rate (the “Revenue PSUs”). Total Shareholder Return (as measured by TSR Percentile Rank) and Revenue Growth Rate shall be the Performance Criteria under the Award.

2. Definitions. The terms set forth below, as used in this Exhibit A, shall the following meanings:

“Performance Period” shall mean the period beginning on the Performance Period Start Date and ending on the Performance Period End Date.

“Performance Period End Date” shall mean [•].

“Performance Period Start Date” shall mean [•].

“Revenue Growth Rate” shall mean the Company’s constant currency compound annual revenue growth rate over the Performance Period, inclusive of revenue attributable to acquisitions, except that, unless otherwise determined by the Compensation Committee, revenue attributable to acquisitions shall be reduced by the base annual revenue of the acquired company (measured based on the revenue of the acquired company for the twelve (12)-month period immediately prior to the closing of the acquisition) for the period of time such acquired company is an Affiliate of the Company during the Performance Period, with the intent that only organic revenue increase relating to the acquired company following the closing of the acquisition shall be included in the Revenue Growth Rate calculation, provided that the Compensation Committee may determine to exclude revenue, in whole or in part, attributable to any acquisition or other acquired company during the Performance Period in its discretion.

“S&P 500 Health Care Companies” shall mean the companies making up the S&P 500 Health Care Index as of the Performance Period Start Date.

“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The thirty (30) calendar-day average closing price of shares of Stock and the stock of the S&P 500 Health Care Companies (i.e., the average closing prices over the period of trading days occurring in the thirty (30) calendar days prior to the Performance Period Start Date and ending on the Performance Period Start Date and the average closing prices over the period of trading days occurring in the final thirty (30) calendar days ending on the Performance Period End Date) will be used to value shares of Stock and the stock of the S&P 500 Health Care Companies.

Dividend reinvestment will be calculated using the closing price of a share of Stock or the stock of the applicable S&P 500 Health Care Company on the ex-dividend date or, if no trades were reported on such date, the latest preceding date for which a trade was reported. If a company that is included in the S&P 500 Health Care Index as of the Performance Period Start Date ceases to be publicly traded during the Performance Period, or if it publicly announced that any such company will be acquired, whether or not such acquisition occurs during the Performance Period, such company shall not be treated as a S&P 500 Health Care Company for purposes of the determinations herein and such company’s Total Shareholder Return shall not be included for purposes of the calculations herein.

“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the S&P 500 Health Care Companies at the Performance Period End Date that are equal to or lower than the Company’s Total Shareholder Return at the Performance Period End Date, provided that if the Company’s Total Shareholder Return falls between the Total Shareholder Return of two of the S&P 500 Health Care Companies the TSR Percentile Rank shall be adjusted by interpolating the Company’s Total Shareholder Return on a straight line basis between the Total Shareholder Return of the two S&P 500 Health Care Companies that are closest to the Company’s. For purposes of the TSR Percentile Rank calculation, the Company will be excluded from the group of S&P 500 Health Care Companies.

Earning of TSR PSUs. No portion of the TSR PSUs shall become earned unless the TSR Percentile Rank is equal to or above the twenty-fifth (25th) percentile. If the TSR Percentile Rank is equal to the twenty-fifth (25th) percentile, the number of TSR PSUs that become Earned PSUs shall be equal to the number of TSR PSUs multiplied by the “Applicable Percentage” set forth in the table below. In the event that TSR Percentile Rank falls between two of the percentile ranks listed in the table below, the Applicable Percentage shall be interpolated on a straight-line basis and the percentage of the number of TSR PSUs earned shall be based on such interpolated percentage. If TSR Percentile Rank is at or above the seventy-fifth (75th) percentile, the Applicable Percentage shall be at a maximum of two hundred percent (200%). If the Company’s Total Shareholder Return is negative, in no event shall the Applicable Percentage exceed one hundred percent (100%).

TSR Percentile Rank	Applicable Percentage
≥ 75th Percentile	200%
50th Percentile	100%
25th Percentile	50%
< 25th Percentile	0%

Earning of Revenue PSUs. No portion of the Revenue PSUs shall become earned unless the Revenue Growth Rate is equal to or above two-point seventy-five percent (2.75%). If the Revenue Growth Rate is equal to two-point seventy-five percent (2.75%), the number of Revenue PSUs that become Earned PSUs shall be equal to the number of Revenue PSUs multiplied by the “Applicable Percentage” set forth in the table below. In the event that Revenue Growth Rate falls between two of the growth rates listed in the table below, the Applicable Percentage shall be interpolated on a straight-line basis and the percentage of the number of Revenue PSUs earned shall be based on such interpolated percentage. If the Revenue Growth Rate is eight-point eight percent (8.8%) or more, the Applicable Percentage shall be at a maximum of two hundred percent (200%).

Revenue Growth Rate	Applicable Percentage
8.80%	200%
5.50%	100%
2.75%	50%
< 2.75%	0%

Determinations by Administrator. At the end of the Performance Period, the Administrator shall determine the extent to which, if any, the Performance Criteria have been met and the number of PSUs that are earned hereunder. Any PSUs that are earned hereunder or that are deemed earned in accordance with Section 7(a) of the Plan are referred to as “Earned PSUs”. Other than in connection with a Covered Transaction as set forth in the Plan, no PSUs shall be earned and shall vest until the Administrator determines that the Performance Criteria have been met and determines the extent to which they have so been met. The Administrator shall make such determination not later than March 1st following the end of the Performance Period and any Shares issued with respect to any Earned PSUs shall be delivered by March 15th following the end of the Performance Period. Earned PSUs shall vest and be settled as set forth in the Agreement. Any Earned PSUs, determined separately for the TSR PSUs and the Revenue PSUs, shall be rounded down to the nearest whole number of shares of Stock and any fractional Earned PSUs shall be disregarded. All determinations under this Exhibit A shall be made by the Administrator and will be final and binding on the Participant.